UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No._)

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GREAT SOUTHERN BANCORP, INC.

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GREAT SOUTHERN BANCORP, INC.

1451 E. Battlefield

Springfield, Missouri 65804

(417) 887-4400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 6, 2020

You are hereby notified and cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Great Southern Bancorp, Inc. (“Bancorp”), which will be held on May 6, 2020 at 10:00 a.m. Central Daylight Time.  Due to the emerging impact of the coronavirus (COVID-19) pandemic and to support the health and well-being of Bancorp’s stockholders, directors, employees and others, this year’s Annual Meeting will be a virtual meeting and will not be held at a physical location.  You will be able to attend the Annual Meeting by means of remote communication and vote and submit questions during the Annual Meeting via a live webcast by visiting www.meetingcenter.io/282003853 and entering password GSBC2020.

A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.the election of three directors, each for a term of three years;

2.an advisory (non-binding) vote on executive compensation;

3.the ratification of the appointment of BKD, LLP as Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

4.such other matters as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Pursuant to the bylaws of Bancorp, the Board of Directors has fixed February 27, 2020 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only record holders of the common stock of Bancorp as of the close of business on that date will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof.

The Board of Directors of Bancorp unanimously recommends that you vote FOR the election of the nominees named in the accompanying proxy statement, FOR the advisory (non-binding) vote on executive compensation and FOR the ratification of the appointment of the independent registered public accounting firm.

This year Bancorp is using a Securities and Exchange Commission rule to furnish its proxy statement, Annual Report and proxy card over the internet to stockholders who own fewer than 500 shares.  This means that these stockholders will not receive paper copies of the proxy materials.  Instead, these stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  If you received only this notice by mail and would like to request a printed copy of the proxy materials, the notice contains instructions on how you can do so.

Regardless of whether you plan to attend the Annual Meeting via the webcast, please read the accompanying proxy statement and then vote by internet, telephone or mail as promptly as possible. Voting promptly will help ensure the presence of a quorum and save Bancorp from additional expense in soliciting proxies.

Stockholders who wish to attend the Annual Meeting but do not have a means of accessing the webcast from their own location should contact Bancorp’s Investor Relations department at (417) 895-5242.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 6, 2020.

The Proxy Statement and the annual report to stockholders are available at www.greatsouthernbank.com (click “Investor Relations”).

By Order of the Board of Directors

William V. Turner
Chairman of the Board

Springfield, Missouri
March 27, 2020

GREAT SOUTHERN BANCORP, INC.
1451 E. Battlefield
Springfield, Missouri 65804
(417) 887-4400

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2020

Solicitation of Proxies

This proxy statement is being furnished to stockholders of Great Southern Bancorp, Inc. (“Bancorp,” the “Company,” “we,” “us,” “our”) in connection with the solicitation by our Board of Directors of proxies to vote our common stock, $.01 par value per share (“Common Stock”), at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 6, 2020, at 10:00 a.m., Central Daylight Time, and at any and all adjournments or postponements thereof. Due to the emerging impact of the coronavirus (COVID-19) pandemic and to support the health and well-being of Bancorp’s stockholders, directors, employees and others, this year’s Annual Meeting will be a virtual meeting and will not be held at a physical location.  Stockholders will be able to attend the Annual Meeting by means of remote communication and vote and submit questions during the Annual Meeting via a live webcast by visiting www.meetingcenter.io/282003853 and entering password GSBC2020. The Notice of the Annual Meeting, a proxy card and our Annual Report to Stockholders for the fiscal year ended December 31, 2019 accompany this proxy statement. Certain of the information in this proxy statement relates to Great Southern Bank (“Great Southern” or the “Bank”), a wholly owned subsidiary of Bancorp.

At the Annual Meeting, stockholders are being asked to consider and vote upon (i) the election of three directors of Bancorp, (ii) an advisory (non-binding) vote on executive compensation (the “Say on Pay Vote”) and (iii) the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (the “Independent Auditor Proposal”).

Regardless of the number of shares of Common Stock owned, it is important that stockholders be represented by proxy or be present at the Annual Meeting. Stockholders are requested to vote by internet, telephone or mail as promptly as possible.

A proxy may be revoked by a stockholder at any time prior to its exercise by filing written notice of revocation with the Secretary of Bancorp at the above address, by delivering to Bancorp, at any time before the Annual Meeting, a duly executed proxy card bearing a later date, or by attending the Annual Meeting by webcast and voting during the Annual Meeting. Attendance at the Annual Meeting will not in and of itself have the effect of revoking a properly executed proxy.  If your shares are held in “street name” through a bank, broker or other nominee, you must follow the instructions on the form you receive from your bank, broker or other nominee with respect to revoking your proxy.

The cost of solicitation of proxies and of the Annual Meeting will be borne by Bancorp. In addition to the solicitation of proxies by mail, proxies may also be solicited personally or by telephone by directors, officers and other employees of Bancorp or Great Southern not specifically engaged or compensated for that purpose. Bancorp will also, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of the Common Stock.

This year we are using a Securities and Exchange Commission (“SEC”) rule to furnish our proxy statement, Annual Report and proxy card over the internet to stockholders who own fewer than 500 shares.  This means that these stockholders will not receive paper copies of the proxy materials.  Instead, these stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  If you received only this notice by mail and would like to request a printed copy of the proxy materials, the notice contains instructions on how you can do so.

The approximate date on which this proxy statement and the accompanying proxy card are first being made available to stockholders is March 27, 2020.

Voting

Bancorp’s Board of Directors has fixed February 27, 2020 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and any and all adjournments or postponements thereof. Only stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The total number of shares of Common Stock outstanding on the Record Date was 14,239,420.  These are the only securities of Bancorp entitled to vote at the Annual Meeting.

Each holder of the Common Stock is entitled to cast one vote for each share of Common Stock held on the Record Date on all matters, except that, pursuant to Section D of Article V of Bancorp’s charter, any stockholder that beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the “Limit”) is not entitled to vote shares in excess of the Limit.

In order for any proposals considered at the Annual Meeting to be approved by stockholders, a quorum must be present. The holders of a majority of the shares of the Common Stock entitled to vote, present or represented by proxy at the meeting, will constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining a quorum. Shares in excess of the Limit, however, will not be considered present for purposes of determining a quorum. Directors will be elected by a plurality of the votes cast.  The approvals of the Say on Pay Vote and the Independent Auditor Proposal each require the affirmative vote of a majority of the votes cast on the matter.

With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the election of directors. With regard to the Say on Pay Vote and the Independent Auditor Proposal, stockholders may vote for or against these proposals or abstain from voting on these proposals. In determining the percentage of shares that have been affirmatively voted on the Say on Pay Vote and the Independent Auditor Proposal, the affirmative votes will be measured against the aggregate votes for and against each proposal. Thus, abstentions and broker non-votes will have no effect on the Say on Pay Vote or the Independent Auditor Proposal.

All shares of Common Stock represented at the Annual Meeting by proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing the proxies. If a properly executed and unrevoked proxy solicited hereunder does not specify how the shares represented thereby are to be voted, the shares will be voted FOR the election as directors of the persons named in this proxy statement, FOR the Say on Pay Vote and FOR the Independent Auditor Proposal, and in accordance with the discretion of the persons appointed proxy for the shares upon any other matters as may properly come before the Annual Meeting.

PROPOSAL I. ELECTION OF DIRECTORS

The number of directors constituting Bancorp’s Board of Directors is currently nine. Bancorp’s Board is divided into three classes. The term of office of one class of directors expires each year in rotation so that the class up for election at each annual meeting of stockholders serves for a three-year term. The terms of three of the present directors are expiring at the Annual Meeting.

Each director elected at the Annual Meeting will hold office for a three-year term expiring in 2023, or until his or her successor is elected and qualified. We expect that the other directors will continue in office for the remainder of their terms. The nominees for director have indicated that they are willing and able to serve as director if elected and have consented to being named as nominees in this proxy statement. If the nominees should for any reason become unavailable for election, it is intended that the proxies will be voted for the substitute nominees as shall be designated by the present Board of Directors, upon the recommendation of the Nominating Committee, unless the proxies direct otherwise.

The principal occupation and business experience for the last five years and certain other information with respect to each nominee is set forth below. The information concerning the nominees has been furnished by them to us.

Nominees to Serve a Three-Year Term Expiring at the 2023 Annual Meeting

Kevin R. Ausburn, age 64, was first appointed a director of Bancorp and Great Southern in 2017. Mr. Ausburn is currently the chairman and chief executive officer of SMC Packaging Group in Springfield, Mo. He has served with many civic and charitable organizations, including as the current President of the Springfield Business Development Corporation, and on the Ozarks Trails Council – Boy Scouts of America Board, Association of Independent Corrugated Converters Board, Good Government Committee, Voice of Business Committee, Council of Churches of the Ozarks Foundation and Community Foundation of the Ozarks – Audit/Operations Committee.  He is also a certified public accountant.  Mr. Ausburn’s background as a senior executive, owner and operator of multiple businesses in the Springfield area provides a long history of entrepreneurship and managerial knowledge that are particularly valuable to the Board.   He also brings to the Board knowledge and experience regarding local business and economic matters.

Larry D. Frazier, age 82, was first appointed a director of Great Southern and of Bancorp in 1992. Mr. Frazier was elected a Director of Great Southern Financial Corporation in 1976, where he served until his election as Director of Great Southern and Bancorp. Mr. Frazier is retired from White River Valley Electric Cooperative in Branson, Missouri, where he served as Chief Executive Officer from 1975 to 1998. Mr. Frazier also has served as President of Rural Missouri Cable T.V., Inc. from 1979 to 2000. These entities are not affiliated with Bancorp.  Mr. Frazier brings to the Board strong organizational and leadership skills developed from his many years of experience as a chief executive.

Douglas M. Pitt, age 53, was first appointed a director of Bancorp and Great Southern in 2015.  Mr. Pitt has been a technology entrepreneur for decades, currently as the owner of Pitt Technology Group, LLC.  His former company, ServiceWorld Computer Center, was a past recipient of the Springfield Area Chamber of Commerce Small Business of the Year Award and was also recognized as the Springfield Business Journal’s Philanthropic Business of the Year.  Mr. Pitt is also the owner of Pitt Development Group, LLC, a medical office specialty real estate development company.  Mr. Pitt is a well-known philanthropist and civic leader, both locally and internationally. He currently serves as a board member of WorldServe International, which operates one of the largest water drilling companies in East Africa. Locally, he founded Care to Learn, a non-profit organization with a mission to fund child health, hunger and hygiene needs. Mr. Pitt is also past Chairman of the Springfield Area Chamber of Commerce. Mr. Pitt’s experience as a business owner and entrepreneur, particularly in the information technology and real estate industries, as well as his significant community involvement, provide knowledge and leadership that are valuable to the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to the Continuing Directors

In addition to the nominees proposed for re-election to the Bancorp Board of Directors, the following individuals are also members of the Bancorp Board, each serving for a term ending on the date of the annual meeting of stockholders in the year indicated. The principal occupation and business experience for the last five years and certain other information with respect to each continuing director of Bancorp is set forth below. The information concerning the continuing directors has been furnished by them to us.

Directors Serving a Term Expiring at the 2021 Annual Meeting

Thomas J. Carlson, age 67, was first appointed a director of Great Southern and Bancorp in 2001. Mr. Carlson is an attorney and practiced law for 20 years, ceasing active practice of law in 1998. He is now engaged full-time in real estate development. He has developed various properties and managed many housing projects in Missouri, Kansas and Oklahoma.  Mr. Carlson served on the Springfield City Council from 1983 through 2009, and served seven terms as Mayor of the City of Springfield. None of these entities are affiliated with Bancorp.  Mr. Carlson’s many years of service on the Springfield City Council and as Mayor of the City of Springfield give him deep ties to the Springfield community and a thorough understanding of local business and economic matters.  He also brings to the Board knowledge and experience in real estate and legal matters.

Joseph W. Turner, age 55, joined Great Southern in 1991 and became an officer of Bancorp in 1995. Mr. J. Turner became a Director of Bancorp and Great Southern in 1997 and currently serves as President and Chief Executive Officer of Bancorp and Great Southern. Prior to joining Great Southern, Mr. J. Turner was an attorney with the Kansas City, Missouri law firm of Stinson, Mag and Fizzell. Mr. J. Turner is the son of William V. Turner, who is a Director and the Chairman of the Board of Bancorp and Great Southern. Mr. J. Turner is also the brother of Julie Turner Brown, who is a Director of Bancorp and Great Southern.  Mr. J. Turner currently serves as a board member at CoxHealth.  Mr. J. Turner’s many years of experience as an executive of the Company, including as Chief Executive Officer since 2000, have given him invaluable knowledge of all aspects of the Company’s business and operations and strong leadership and organizational skills.

Debra Mallonee Shantz Hart, age 56, was first appointed a director of Bancorp and Great Southern in 2017.  Ms. Hart is an attorney and practiced law for more than 25 years, representing clients in the areas of real estate development, real estate finance and business law. She is now engaged full-time in real estate development and management.  Ms. Hart served as vice president and general counsel for John Q. Hammons Hotels for thirteen years. She has developed real estate for affordable housing purposes since 2008 in Missouri, Arkansas and Oklahoma. Active in the community, Ms. Hart has served on numerous community and non-profit boards, including the Board of Public Utilities of Springfield, Mo., Community Partnership of the Ozarks, Springfield Area Chamber of Commerce Board and Executive Committee (Chairman 2016), Discovery Center and Springfield Boy's and Girl's Club Trust Advisory Board.  Ms. Hart’s many years of service on numerous community and non-profit boards give her deep ties to the Springfield community and a thorough understanding of local business and economic matters.  She also brings to the Board knowledge and experience in real estate and legal matters.

Directors Serving a Term Expiring at the 2022 Annual Meeting

William V. Turner, age 87, has served as the Chairman of the Board of Great Southern since 1974, Chief Executive Officer of Great Southern from 1974 to 2000, and President of Great Southern from 1974 to 1997. Mr. W. Turner has served in similar capacities with Bancorp since its formation in 1989. Mr. W. Turner has also served as Chairman of the Board and President of Great Southern Financial Corporation (a subsidiary of Great Southern) since its incorporation in 1974. Mr. W. Turner is the father of Joseph W. Turner, who is a Director and the Chief Executive Officer and President of Bancorp and Great Southern. Mr. W. Turner is also the father of Julie Turner Brown, who is a Director of Bancorp and Great Southern.  Mr. W. Turner’s service as Chairman of Great Southern for more than 40 years, including 26 years as Chief Executive Officer, has given him a thorough understanding of the Company’s business and the banking industry and invaluable institutional knowledge.

Julie Turner Brown, age 58, was first appointed a director of Great Southern and Bancorp in 2002. Ms. Brown is an attorney and shareholder with the Springfield, Missouri law firm of Carnahan, Evans, Cantwell and Brown, P.C., having joined the firm in February 1996. Ms. Brown is active in local civic affairs, currently serving on the Boards of Care to Learn and Springfield Innovations, Inc., and previously serving on the Boards of the Ozarks Technical College Foundation, Boys and Girls Club and the Foundation for Springfield Public Schools, among others. Ms. Brown is the daughter of William V. Turner, who is a Director and the Chairman of the Board of Bancorp and Great Southern, and the sister of Joseph W. Turner, who is a Director and the Chief Executive Officer and President of Bancorp and Great Southern.  Ms. Brown’s legal background and experience make her a particularly valuable resource to the Board.  Ms. Brown also has strong ties to the local community through her involvement in civic affairs.

Earl A. Steinert, Jr., age 83, was first appointed a director of Great Southern and Bancorp in 2004. Mr. Steinert was a practicing certified public accountant from 1962 until his retirement in 2006. He is the owner of EAS Investment Enterprises Inc., which owns and operates hotels in Springfield, Missouri, and was the managing general partner/owner of Mid-American Real Estate Partners, which owned and operated apartments.  Mr. Steinert is a member of the American Institute of Certified Public Accountants and Missouri Society of CPAs. None of these entities are affiliated with Bancorp.  Mr. Steinert brings to the Board more than 40 years of experience in public accounting, as well as knowledge and experience in commercial real estate matters.

Director Independence

The Board of Directors of Bancorp has determined that Directors Ausburn, Carlson, Frazier, Hart, Pitt and Steinert are “independent directors,” as that term is defined in Rule 5605 of the Listing Rules of the NASDAQ Stock Market. These directors constitute a majority of the Board.

Board Leadership Structure and Board’s Role in Risk Oversight

Leadership Structure.  The positions of Chairman of the Board and Chief Executive Officer of the Company are currently held by two persons, with Mr. W. Turner serving as Chairman and Mr. J. Turner serving as Chief Executive Officer. This structure has been in place since 2000, when, as part of a leadership transition, Mr. J. Turner was promoted to Chief Executive Officer and Mr. W. Turner, who had served as Chairman and Chief Executive Officer since 1974, continued as Chairman in an executive capacity. Although Mr. J. Turner has subsequently assumed increased responsibilities from Mr. W. Turner, the Board believes that the separation of the Chairman and Chief Executive Officer positions remains appropriate, as this allows Mr. J. Turner to better focus on his primary responsibilities of overseeing the implementation of our strategic plans and daily consolidated operations, while allowing Mr. W. Turner to lead the Board in its fundamental role of oversight of management.

Role in Risk Oversight. Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success. We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, cybersecurity risk and reputation risk. Cybersecurity risk is a key consideration in our operational risk management capabilities. Given the nature of our operations and business, including our reliance on relationships with various third-party providers in the delivery of financial services, cybersecurity risk may manifest itself through various business activities and channels, and it is thus considered an enterprise-wide risk that is subject to control and monitoring at various levels of management and oversight by the Board. The Board receives updates on the status of the cybersecurity controls, reports of significant cybersecurity incidents and annual education in this area.

Management is responsible for the day-to-day management of the risks we face, while the Board has ultimate responsibility for the oversight of risk management. The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of the Company. Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board integrated the oversight of certain risk areas (internal control, financial reporting and compliance; and compensation and incentive programs) with the Audit Committee and Compensation Committee, respectively. These committees regularly provide reports of their activities and recommendations to the full Board. The Board directly oversees all other material risks, including interest rate risk, credit risk, cybersecurity risk, liquidity and capital adequacy. In support of those activities, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk facing the Company and to respond to any questions or concerns raised by the directors.

Hedging Transactions

Our insider trading policy prohibits our directors, officers and employees from engaging in hedging or monetization transactions with respect to our securities, including the use of zero-cost collars and forward sale contracts.  These types of transactions allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  They also allow a person to continue to own the covered securities, but without the full risks and rewards of ownership.  Because this may result in a misalignment with the objectives of our other securityholders, we do not permit our directors, officers and employees to engage in any such transactions with respect to our securities.

DIRECTORS MEETINGS AND COMMITTEES OF
THE BOARD OF DIRECTORS

Meetings of the Board and Committees of the Board

The Board of Directors of Bancorp meets monthly and may have additional special meetings upon the request of one third of the directors then in office (rounded up to the nearest whole number) or upon the request of the President. The Board of Directors of Bancorp is authorized to appoint various committees and has formed the Audit Committee, the Compensation Committee, the Stock Option Committee and the Nominating Committee. The Board of Directors of Bancorp has not formed any other committees. The Board of Directors of Bancorp held 15 meetings during fiscal 2019. During fiscal 2019, each of the directors of Bancorp attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors of Bancorp and (ii) the total number of meetings held by all committees of the Board of Directors of Bancorp on which the director served, in each case during the period in which he or she served.

The Audit Committee is currently comprised of Directors Ausburn, Carlson, Frazier, Hart, Pitt and Steinert.  Each member of the Audit Committee is “independent,” as independence for audit committee members is defined in the Listing Rules of the NASDAQ Stock Market.  The Board of Directors of Bancorp has determined that Director Steinert is an “audit committee financial expert,” as defined in the SEC’s rules.  The Audit Committee held eight meetings during fiscal 2019.

The Audit Committee operates under a written charter adopted by Bancorp’s Board of Directors, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking “Investor Relations” and then “Corporate Governance.” The Audit Committee is appointed by Bancorp’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and any other areas of potential financial risks as may be specified by the Board. The Audit Committee also is responsible for hiring, retaining and terminating Bancorp’s independent registered public accounting firm.

Audit Committee Report. The Audit Committee Report included herein shall not be incorporated by reference into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, notwithstanding the incorporation by reference of this proxy statement into any such filings. The Audit Committee of the Board of Directors of Bancorp has issued the following report with respect to the audited financial statements of Bancorp for the fiscal year ended December 31, 2019:

•The Audit Committee has reviewed and discussed with management Bancorp’s fiscal 2019 audited financial statements;

•The Audit Committee has discussed with Bancorp’s independent registered public accounting firm (BKD, LLP) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;

•The Audit Committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence; and

•Based on the review and discussions referred to in the items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors of Bancorp:

Larry D. Frazier
Kevin R. Ausburn

Thomas J. Carlson

Debra M. Shantz Hart

Douglas M. Pitt

Earl A. Steinert, Jr.

The Compensation Committee is currently comprised of Directors Ausburn, Carlson, Frazier, Hart, Pitt and Steinert.  The Compensation Committee consists solely of independent directors.

The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering our compensation and benefit programs. The Compensation Committee also is responsible for:

•reviewing from time to time our compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

•annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of these goals and objectives and recommending to the Board the Chief Executive Officer’s compensation level based on this evaluation;

•overseeing the evaluation of our management, and recommending to the Board the compensation for our executive officers and other key members of management;

•recommending to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors;

•administering any benefit plan which the Board has determined should be administered by the Committee; and

•reviewing, monitoring and reporting to the Board, at least annually, on management development efforts to ensure a pool of candidates for adequate and orderly management succession.

The Compensation Committee operates under a formal written charter, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking “Investor Relations” and then “Corporate Governance.” The members of the Compensation Committee are “independent directors,” as that term is defined in the Listing Rules of the NASDAQ Stock Market. During 2019, the Compensation Committee met four times.

The charter of the Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee. In setting the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer.

The Stock Option Committee is currently comprised of Directors Ausburn, Frazier, Hart and Pitt.  The Stock Option Committee consists solely of independent directors. The Stock Option Committee generally meets at least once per year (usually late in the third quarter or early in the fourth quarter) to consider stock option grants to officers and at other times during the year as necessary to consider proposals for the granting of stock options to employees. The Stock Option Committee met three times during 2019.

The current members of the Nominating Committee are Directors Ausburn, Carlson, Frazier, Hart, Pitt and Steinert.  The Nominating Committee consists solely of independent directors.  The Nominating Committee met one time during 2019.

The Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendation of the Nominating Committee. The Nominating Committee also is responsible for:

•recommending to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•recommending candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in Bancorp’s charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable organizations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to Bancorp’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.  Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board seeks candidates who further its objective of having a Board that encompasses a broad range of talents and expertise and that reflects a diversity of background, experience and viewpoints;

•reviewing nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of Bancorp’s charter and bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•annually recommending to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

•performing any other duties or responsibilities expressly delegated to the Committee by the Board.

Pursuant to Bancorp’s bylaws, nominations for directors by stockholders must be made in writing and delivered to the Secretary of Bancorp no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days’ notice of the date of the meeting is given or made to stockholders by public notice or mail, nominations must be received by Bancorp not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in Bancorp’s bylaws.

The Nominating Committee operates under a formal written charter, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking “Investor Relations” and then “Corporate Governance.”

Stockholder Communications with Directors

Stockholders may communicate with Bancorp’s Board of Directors by writing to: William V. Turner, Chairman of the Board, Great Southern Bancorp, Inc., 1451 E. Battlefield, Springfield, Missouri 65804.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances. Every current director of Bancorp attended last year’s annual meeting of stockholders except Director Carlson.

Directors’ Compensation

For 2019, directors of Bancorp received a monthly fee of $1,500 for each Board meeting attended, which was the only compensation paid to directors by Bancorp, except for stock options which may be granted in the discretion of the Board of Directors. Directors of Great Southern received a monthly fee of $3,000 for each Board meeting attended. In 2019, the directors of Bancorp and the directors of Great Southern were the same individuals. Ms. Brown, who serves on Great Southern’s Compliance Committee, receives a fee of $300 for each meeting of that committee that she attends. The directors of Bancorp serving on the Audit Committee are paid a fee of $300 per meeting attended, except for the Chairman of the Audit Committee, who is paid a fee of $350 per meeting attended.  The directors of Bancorp and its subsidiaries are not reimbursed for their costs incurred in attending Board and Board committee meetings.

The following table sets forth certain information regarding the compensation earned by or awarded to each director, who is not also a named executive officer, who served on Bancorp’s Board of Directors in 2019. Compensation paid to Messrs. W. and J. Turner for their service as directors is reflected in the Summary Compensation Table under the “Salary” Column.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)

Kevin R. Ausburn	$51,000	$22,380	—	$73,380
Julie Turner Brown	54,000	22,380	—	76,380
Thomas J. Carlson	50,700	22,380	—	73,080
Larry D. Frazier	55,750	22,380	—	78,130
Debra M. Shantz Hart	55,500	22,380	—	77,880
Douglas M. Pitt	55,500	22,380	—	77,880
Earl A. Steinert	55,500	22,380	—	77,880

________________

(1)

An option to purchase 2,000 shares of the Company’s common stock was awarded during 2019 to each of the non-employee directors named in the table.  The amount in the table reflects the grant date fair value of each award determined in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”) using the Black-Scholes option-pricing model. The assumptions used in the Black-Scholes option-pricing model to calculate the grant date fair value of these awards are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.  As of December 31, 2019, total shares underlying stock options held by such directors were as follows:  Mr. Ausburn – 11,000 shares, Ms. Brown – 11,750 shares, Mr. Carlson – 13,000 shares, Mr. Frazier – 8,000 shares, Ms. Hart – 11,000 shares, Mr. Pitt – 8,750 shares and Mr. Steinert – 7,000 shares.

Transactions with Certain Related Persons

The charter of the Audit Committee of Bancorp’s Board of Directors provides that the Audit Committee is to review and approve all related party transactions (defined as transactions requiring disclosure under Item 404 of SEC Regulation S-K) on a regular basis.

Loans to Directors and Executive Officers.  Great Southern, like many financial institutions, has from time to time extended loans to its officers, directors and employees, generally for the financing of their personal residences, at favorable interest rates. Generally, residential first mortgage loans and home equity lines of credit have been granted at interest rates equal to Great Southern’s cost of funds. Residential first mortgage loans are subject to annual adjustments while home equity lines of credit are subject to monthly adjustments. Other than the interest rate, these loans have been made in the ordinary course of business, on substantially the same terms and collateral as those of comparable transactions prevailing at the time, and, in the opinion of management, do not involve more than the normal risk of collectability or present other unfavorable features. All loans by Great Southern to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Great Southern. Great Southern may also grant loans to officers, directors and employees, their related interests and their immediate family members in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons which, in the opinion of management, do not involve more than the normal risk of collectability or present other unfavorable features.

No directors, executive officers or their affiliates had aggregate indebtedness to Great Southern on below market rate loans exceeding $120,000, or a combination of outstanding indebtedness to and credit availability from Great Southern exceeding $120,000 at below market rates, at any time since January 1, 2019 except as noted below.

Name and Position	Loan Type	Date of Loan	Largest Amount Outstanding Since 01/01/19	Principal Paid During 2019	Interest Paid During 2019	Balance as of 12/31/19	Interest Rate at 12/31/19	Estimated Average Market Rate of Interest for 2019	Estimated Difference in Interest from Actual Rate to Average Market Rate
Rex A. Copeland	Home Mortgage	06/01/00	$ 74,085	$ 7,268	$ 682	$ 66,817	1.18%	4.62%	$ 2,698
Treasurer of	Home Equity Line	05/04/18	$ 96,128	$ 9,593	$ 911	$ 94,609	1.12%	5.00%	$ 4,096
Bancorp; Senior
Vice President and
CFO of Great
Southern

Kevin L. Baker	Home Mortgage	01/14/16	$ 254,905	$ 8,337	$ 2,223	$ 246,568	1.03%	5.20%	$ 11,228
Chief Credit
Officer and
Vice President of
Great Southern

John M. Bugh	Home Mortgage	10/13/17	$ 1,061,454	$ 32,442	$ 9,070	$ 1,029,012	0.90%	5.17%	$ 49,939
Chief Lending
Officer and
Vice President of
Great Southern

Douglas W. Marrs	Home Mortgage	02/29/16	$ 162,077	$ 5,312	$ 1,350	$ 156,766	1.01%	4.67%	$ 6,596
Secretary of	Home Equity Line	03/24/16	$ 0	$ 0	$ 0	$ 0	1.12%	5.00%	$ 0
Bancorp; Vice
President -
Operations of
Great Southern

Linton J. Thomason	Home Mortgage	11/13/17	$ 199,266	$ 22,707	$ 1,638	$ 176,560	0.93%	5.15%	$ 8,751
Vice President -	Home Equity Line	02/22/18	$ 158	$ 237	$ 0	$ 0	1.12%	5.00%	$ 1
Information
Systems of Great
Southern

Douglas M. Pitt	Home Mortgage	11/03/15	$ 678,478	$ 22,383	$ 5,831	$ 656,096	0.93%	5.15%	$ 30,927
Director

Debra M. Hart	Home Mortgage	10/25/18	$ 469,705	$ 24,947	$ 3,879	$ 444,757	0.85%	5.61%	$ 22,385
Director	Home Equity Line	10/25/18	$ 0	$ 0	$ 0	$ 0	1.12%	5.00%	$ 0

Larry D. Frazier	Home Mortgage	07/12/17	$ 447,045	$ 13,814	$ 3,784	$ 433,231	1.22%	4.41%	$ 15,344
Director

The estimated average market rates of interest for 2019 as shown in the table above are based on the interest rate index and margin for each loan that would have been used if Great Southern’s cost of funds was not used.  Interest rate reset dates were factored into the index rates used.  The estimated difference in interest from actual rate amounts to average market rate amounts shown in the table above represent the difference in interest actually paid during 2019 and interest that would have been paid if the estimated market rates of interest for 2019 were charged.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our “named executive officers”:

•William V. Turner, Chairman of the Board of Directors of Bancorp and Great Southern;

•Joseph W. Turner, President and Chief Executive Officer of Bancorp and Great Southern;

•Rex A. Copeland, Treasurer of Bancorp and Senior Vice President and Chief Financial Officer of Great Southern;

•Kevin L. Baker, Vice President and Chief Credit Officer of Great Southern; and

•John M. Bugh, Vice President and Chief Lending Officer of Great Southern.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Philosophy and Objectives

The Compensation Committee (the “Committee”) of Bancorp’s Board of Directors, which consists solely of independent directors, administers our compensation and benefit programs and determines the compensation of our senior management. The Committee is responsible for setting and administering the policies which govern executive compensation. The Committee has focused its evaluation of executive compensation on operating performance and the creation of stockholder value, with the intent of meeting the following objectives:

•maintain the financial strength, safety and soundness of Bancorp and Great Southern;

•reward and retain key personnel by compensating them at the middle to upper levels of compensation for comparable financial institutions;

•focus management on long term goals through long-term incentives;

•provide fair, reasonable and competitive base salaries;

•provide the opportunity to earn additional compensation if Bancorp’s stockholders experience long-term increases in the value of Bancorp stock;

•emphasize long-term stock ownership of Bancorp stock by executive officers; and

•properly align risk-taking and compensation.

While the primary components of our compensation program have been base salary, annual incentive bonus and long-term incentives in the form of stock options, the Committee also takes into account the full compensation package provided to the individual, including pension benefits, termination agreements, insurance, perquisites and other benefits. In structuring Mr. J. Turner’s base salary for 2019 and 2020, the Committee reviewed several surveys of base salaries paid to the chief executive officers of groups of financial institutions comparable to us in size and performance on a nationwide basis and based in the Midwest region.  Most recently, the Committee considered the following information:

(i)surveys prepared by S&P Global of the average base salary paid to chief executive officers at banks and thrifts with total assets of between $1.0 billion and $5.0 billion (A) on a nationwide basis ($479,528), (B)  for the Midwest region ($448,971) and (C) on a nationwide basis limited to institutions with a return on average equity of 12.50% to 14.99% ($511,063), with the average of the amounts in (A) – (C) being $479,854;

(ii)a survey prepared by Aon McLagan of the base salaries paid to chief executive officers at regional and community banks nationwide with total assets between $3.0 billion and $8.0 billion, the average of which was $695,700;

(iii)surveys prepared by Compdata Surveys of the average base salary paid to chief executive officers at banks and other financial services organizations nationwide with (A) total assets of between $1.0 billion and $9.9 billion ($546,900), (B) with a total number of full-time equivalent employees of between 1,000 and 4,999 ($743,100), (C) Midwest Region ($518,000) and (D) commercial banks ($512,300), with the average of (A) – (D) being $580,075;

(iv)surveys prepared by Crowe of the average base salary paid to chief executive officers at banks and other financial services organizations (A) on a nationwide basis ($266,100), (B) with total assets $1.0 billion to $5.0 billion ($449,395) and (C) with headquarters located in a population greater than 100,000 ($319,733), with the average of (A) – (C) being $345,076.

Mr. J. Turner’s base salary of $380,055 for 2019 and 2020 was below the average chief executive officer base salary in each of the surveys noted above, except for one of the surveys referenced in item (iv) and the average of the surveys in that item.

Base Salaries

We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We do so in order to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to our performance risk. Our base salary levels reflect a combination of factors, including competitive pay levels, the executive’s experience and tenure, our overall annual strategic plan for salary increases, the executive’s individual performance, and changes in responsibility. We review salary levels annually to recognize these factors. We do not target base salary at any particular percentage of total compensation.

Each of Messrs. W. and J. Turner has an employment agreement with Bancorp. These agreements provide that the annual base salaries payable to Messrs. W. and J. Turner may be reduced only as part of an overall program, implemented prior to a change in control, applied uniformly and equitably to all members of our senior management. Since 2005, in recognition of the increased responsibilities assumed by Mr. J. Turner and at Mr. W. Turner’s suggestion, Mr. W. Turner’s base annual salary has remained at $200,000 and he has waived his right to receive the annual cash bonus previously provided for under his employment agreement (discussed below under “-Bonuses”), which bonus right was formally eliminated by an amendment to Mr. W. Turner’s employment agreement in 2019.  Mr. J. Turner was paid salary of $380,055 for 2019 and his base salary remains the same for 2020.  During 2019, Messrs. Copeland, Baker and Bugh were paid salaries of $345,004, $321,419 and $320,433, respectively.  For 2020, the base salary amounts for Messrs. Copeland, Baker and Bugh increased to $355,354, $331,061 and $330,046, respectively.  In setting the base salaries of the executive officers other than Mr. W. Turner, the Committee takes into account the responsibilities of the position and the experience level of the individual executive, as well as our financial performance and the size and complexity of our operations.  In structuring the base salaries for 2020 for Messrs. Copeland, Baker and Bugh, the Committee reviewed surveys of base salaries paid to the chief financial officers and chief credit and lending officers of groups of financial institutions comparable to us in size and performance on a nationwide basis and based in the Midwest region.

Bonuses

Under their employment agreements, Messrs. W. and J. Turner were each previously entitled to receive annual cash bonuses equal to one-half of one percent of our fiscal year pre-tax earnings.  Since 2005, Mr. W. Turner had waived his right to this bonus, with the understanding that Mr. J. Turner's bonus, if any, could be increased by one-fourth of one percent of our fiscal year pre-tax earnings.  The Compensation Committee approved this arrangement in recognition of the additional responsibilities that Mr. J. Turner had assumed from Mr. W. Turner.  Mr. W. Turner’s bonus right was formally eliminated, and Mr. J. Turner’s bonus percentage was formally increased to 0.75% of our fiscal year pre-tax earnings, by amendments to their employment agreements in 2019.  Effective March 5, 2020, Mr. J. Turner’s employment agreement was further amended to increase his bonus percentage to 1.00% of our fiscal year pre-tax earnings.  The Compensation Committee considered a variety of factors in determining this bonus percentage increase, including the financial success of the Company, peer-based compensation data and Mr. J. Turner’s overall compensation (including non-cash compensation).  We believe that Mr. J. Turner’s bonus arrangement provides an appropriate short-term incentive to increase our earnings, when coupled with the incentives Mr. J. Turner has through his substantial stock holdings to increase our earnings over the long term.  The amount of this bonus ($527,412 for 2017, $609,451 for 2018 and $675,458 for 2019) is included in the Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column.

Under our 2019 Annual Incentive Bonus Plan, each of the named executive officers other than Messrs. W. and J. Turner (Messrs. Copeland, Baker and Bugh) could earn a cash bonus of up to 15.75% of base annual salary, with up to 8.25% based on the extent to which the Company achieves targeted earnings per share results and up to 7.50% based on the officer's individual performance.  Bonuses paid to the participating named executive officers under our 2019 Annual Incentive Bonus Plan are included in the Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column. Messrs. W. Turner and J. Turner do not participate in our Annual Incentive Bonus Plan.

The earnings per share component was based on actual quarterly earnings per share relative to targeted quarterly earnings per share, with each quarter receiving an equal weighting in determining that component.  For the quarterly periods during 2019, the targeted and actual levels of earnings per share were as follows:

First Quarter 2019

Targeted EPS	Percentage received for EPS component

$0.97	50%
1.03	75%
1.08	100%
1.13	110%

Earnings per share for the first quarter of 2019 calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) were $1.23.  No adjustment during this quarter was warranted, so this amount was used as the actual earnings per share for purposes of the bonus plan.

Second Quarter 2019

Targeted EPS	Percentage received for EPS component

$1.02	50%
1.07	75%
1.13	100%
1.19	110%

Earnings per share for the second quarter of 2019 calculated in accordance with GAAP were $1.28.  No adjustment during this quarter was warranted, so this amount was used as the actual earnings per share for purposes of the bonus plan.

Third Quarter 2019

Targeted EPS	Percentage received for EPS component

$1.05	50%
1.11	75%
1.17	100%
1.23	110%

Earnings per share for the third quarter of 2019 calculated in accordance with GAAP were $1.38.  No adjustment during this quarter was warranted, so this amount was used as the actual earnings per share for purposes of the bonus plan.

Fourth Quarter 2019

Targeted EPS	Percentage received for EPS component

$1.10	50%
1.16	75%
1.22	100%
1.28	110%

Earnings per share for the fourth quarter of 2019 calculated in accordance with GAAP were $1.24.  No adjustment during this quarter was warranted, so this amount was used as the actual earnings per share for purposes of the bonus plan.

For the individual performance component of the bonuses paid to the named executive officers who participated in the 2019 Annual Incentive Bonus Plan (Messrs. Copeland, Baker and Bugh), the factors considered included the following accomplishments during 2019 attributable to the efforts of these officers, in addition to recognition of their contributions to the Company’s normal, day-to-day operations: Mr. Copeland – the successful implementation of the new accounting standard related to leases and ongoing work to implement the new accounting standard related to the allowance for credit losses; Mr. Baker – the size and complexity of the Company’s loan portfolio in light of competitive market conditions, the level of new commercial loan origination volume and the overall level of credit quality of the portfolio; Mr. Bugh – the maintenance of growth in the size of the Company’s loan portfolio in light of competitive market conditions, the level of new commercial loan origination volume, including the successful opening of new commercial loan production offices, and the overall level of credit quality of the portfolio. It was determined that Messrs. Copeland, Baker and Bugh each earned 93.3% of the individual performance component.

Stock Options

Stock options have been an integral part of our executive compensation program. They are intended to encourage ownership and retention of Bancorp’s stock by key employees as well as non-employee members of the Board of Directors. Through stock options, the objective of aligning key employees’ long-term interests with those of stockholders may be met by providing key employees with the opportunity to build, through the achievement of corporate goals, a meaningful stake in Bancorp. In fiscal 2018, Bancorp’s stockholders approved the 2018 Omnibus Incentive Plan. Upon approval of the 2018 plan by stockholders, Bancorp’s Board of Directors froze the 2013 Equity Incentive Plan, which means that no new grants of awards will be made under that plan, but outstanding awards under the plan were not affected. The Stock Option Committee considers additional options each year as needed to attract and retain employees. These grants typically have been made late in the third quarter or early in the fourth quarter of each year, though the Stock Option Committee retains discretion to grant options at any time during the year. Our senior management group provides recommendations to the Committee for option grants for rank and file employees. Mr. J. Turner provides recommendations to the Committee for grants to members of the senior management group other than himself. All options granted by the Committee are subject to ratification by the Board of Directors, which typically occurs on the same day as the Committee approval. We do not coordinate the timing of stock option grants with the release of material non-public information.   Option grants made during 2019 to the named executive officers are included in the Grants of Plan-Based Awards table.

As required by plan, stock options have an exercise price that is equal to no less than the market value of Bancorp’s common stock on the date of grant, which is the date on which the Board of Directors ratifies the approval of the grant by the Stock Option Committee.  To provide an incentive for a sustained increase in the value of our common stock, stock options granted to employees typically do not begin vesting until the second anniversary of the grant date, with 25% of the option vesting on that second anniversary date and 25% vesting on each anniversary date thereafter through the fifth anniversary date.

The 2018 Omnibus Incentive Plan authorizes the granting of stock options, stock appreciation rights and restricted stock awards, as well as restricted stock units, performance shares and performance units.  Although no incentives other than stock options have been granted to date under the 2018 plan, the Committee and the Board may consider the utilization of other types of permitted incentive awards in the future.

Retirement and Other Benefits

We participate in a multi-employer defined benefit pension plan covering all employees who have met minimum service requirements. Effective July 1, 2007, this plan was closed to new participants. Employees already in the plan will continue to accrue benefits. For information regarding benefits payable under this plan to the named executive officers, see “Pension Benefits.”

We have a defined contribution retirement plan covering substantially all of our employees. During 2019, we matched 100% of the employee’s contribution on the first 3% of the employee’s compensation, and also matched 50% of the employee’s contribution on the next 2% of the employee’s compensation. Our matching contributions for 2019 under this plan to the named executive officers are reflected in the Summary Compensation Table under the “All Other Compensation” column.

In addition to the basic term life insurance coverage maintained for nearly all employees (providing a maximum death benefit of $60,000), Great Southern maintains supplemental life insurance coverage for all personnel with an “officer” designation, which provides an additional death benefit of $175,000. Each named executive officer has supplemental life insurance coverage of $175,000, other than Mr. W. Turner whose coverage has been age-adjusted to $87,500, and each named executive officer other than Mr. W. Turner (who does not have the basic term life insurance benefit) has the maximum coverage ($60,000) under the basic term life insurance benefit. Premiums paid on behalf of the named executive officers are reflected in the Summary Compensation Table under the “All Other Compensation” column. As part of its health insurance coverage, Great Southern also provides long-term disability coverage to all employees generally. Each of the named executive officers other than Mr. W. Turner (who does not participate in Great Southern’s health insurance plan) is entitled to the maximum long-term disability benefit of $10,000 per month.

Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Payments Upon Termination or Change in Control

Each of Messrs. W. and J. Turner has an employment agreement with Bancorp that provides for certain payments and benefits if their employment is terminated under certain scenarios, including, but not limited to, within the 12 months preceding, at the time of or within 24 months after a change in control.  See “Employment Agreements.”  These employment agreements thus require a “double trigger” in order for any payments or benefits under the agreements to be provided to Messrs. W. or J. Turner in connection with or following a change in control - in other words, both a change in control and an involuntary termination of employment (which includes a voluntary termination by the executive following a material reduction in his duties, responsibilities or benefits) must occur. The purpose of providing the change in control payments and benefits is to attract and retain top level executives of the highest caliber and mitigate the risk to these executives that their employment will be involuntarily terminated in the event we are acquired. At the same time, the mere sale of our company will not automatically trigger a payout, as our intention is to induce the executive to remain employed following a change in control so long as the acquiring company so desires without a material reduction in the executive’s duties, responsibilities or benefits. Each of the employment agreements with Messrs. W. and J. Turner contains a tax gross up provision which provides generally that if the executive receives payments or benefits in connection with a change in control, then to the extent such payments or benefits constitute “parachute payments” under Section 280G of the Internal Revenue Code, he generally will be paid an additional amount (referred to as a “gross up payment”) that will offset, on an after tax basis, the effect of any excise tax consequently imposed on him under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit without regard to the effects of the excise tax, we determined that Section 4999 gross up payments are appropriate for Messrs. W. and J. Turner.   We do not have employment or severance agreements with any of our other named executive officers. To mitigate the risk of loss of benefits to these officers if a change in control occurs, their unvested stock options (like the unvested stock options of all other employees) will vest in full upon a change in control.

Stockholder “Say on Pay” Vote

We are required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) to include a non-binding, advisory “say on pay” vote in our annual meeting proxy statement at least once every three years, and, at least once every six years, a non-binding, advisory vote on the frequency of future say on pay votes (commonly referred to as a “say on pay frequency vote”), with stockholders having the choice of every year, every two years or every three years.   We included a “say on pay frequency vote” at our 2018 annual meeting of stockholders, on which stockholders cast the most votes in favor of a frequency of every year for future say on pay votes.  At our 2019 annual meeting of stockholders, stockholders approved the compensation of the Company’s executives, as disclosed in the Company’s proxy statement for that meeting, with approximately 95% of the votes cast in favor.

Tax Considerations

As in effect during 2017 and prior years, Section 162(m) of the Internal Revenue Code of 1986, as amended, generally eliminated the deductibility of compensation over $1 million paid to the principal executive officer and certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation.  Stock options, which are the only form of equity-based award currently provided to our executive officers, automatically constituted qualified performance-based compensation, provided that certain plan content and grant procedure requirements were met. Effective for 2018 and future years, H.R. 1, originally known as the “Tax Cut and Jobs Act,” amended Section 162(m) to provide that qualified performance-based compensation will be subject to the $1 million deduction limit, subject to grandfathering of amounts payable under certain agreements in effect on November 2, 2017.

Role of Executive Officers in Determining Compensation

Our Chief Executive Officer, Mr. J. Turner, makes recommendations to the Committee regarding compensation for executive officers other than himself.  These recommendations are taken under advisement by the Committee, which may decide to provide compensation in amounts greater or lesser than the amounts recommended by Mr. J. Turner. For 2019, the compensation paid to the executive officers other than Mr. J. Turner was generally consistent with Mr. J. Turner’s recommendations.  Mr. J. Turner is not involved with any aspect of determining his own compensation; nor is his sister, Ms. Turner Brown.  Mr. W. Turner is not involved with any aspect of the determining the compensation of Mr. J. Turner.  See “—Bonuses.”

Director compensation is determined by the Company’s Board of Directors.  Other than Mr. W. Turner and Mr. J. Turner acting in their capacity as Board members, none of the Company’s executive officers has any role in determining the amount of director compensation.

Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by the named executive officers for the years ended December 31, 2019, 2018 and 2017:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards $(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)	Total ($)

William V. Turner	2019	$258,598	$—	$—	$78,330	$ —	$102,000	$237,724	$ 676,652
Chairman of the	2018	248,098	—	—	56,490	500	30,000	209,182	544,270
Board of Bancorp and	2017	248,098	—	—	59,280	—	102,000	209,091	618,469
Great Southern

Joseph W. Turner	2019	$433,691	$—	$—	$78,330	$675,458	$285,000	$105,042	$1,577,521
Chief Executive	2018	417,083	—	—	56,490	609,451	—	63,529	1,146,553
Officer and President	2017	414,739	—	—	59,280	527,412	171,000	77,679	1,250,110
of Bancorp and Great
Southern

Rex A. Copeland	2019	$344,683	$—	$—	$46,998	$ 51,966	$173,000	$ 21,453	$ 638,100
Treasurer of Bancorp	2018	334,779	—	—	33,894	51,453	—	27,711	447,837
and Senior Vice	2017	326,174	—	—	41,496	46,077	103,000	23,186	539,933
President and Chief
Financial Officer of
Great Southern

Kevin L. Baker	2019	$321,127	$—	$—	$42,522	$ 48,414	$121,000	$ 11,430	$ 544,493
Chief Credit Officer	2018	311,900	—	—	28,245	48,004	1,000	11,231	400,380
and Vice President	2017	303,744	—	—	27,664	42,927	71,000	11,031	456,366
of Great Southern

John M. Bugh	2019	$320,142	$—	$—	$42,522	$ 48,265	$ —	$ 27,965	$ 438,894
Chief Lending Officer	2018	310,944	—	—	28,245	47,860	—	45,225	432,274
and Vice President	2017	302,806	—	—	27,664	50,420	—	30,068	410,958
of Great Southern

____________________________
(1)	For Messrs. W. and J. Turner, the 2019, 2018 and 2017 amounts in the table include directors’ fees of $54,000, $48,000 and $48,000, respectively.
(2)

Represents the grant date fair value of the award determined in accordance with ASC Topic 718 using the Black-Scholes option-pricing model. The assumptions used in the Black-Scholes option-pricing model to calculate the grant date fair value of these awards are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

(3)

Represents incentive bonus awards earned for the years shown in the table. Mr. Bugh’s incentive bonus award for 2017 also included $7,625 earned under a separate commercial lending bonus plan prior to becoming an executive officer.

(4)

Represents the changes during the years shown in the table in the actuarial present value of the named executive officer’s accumulated benefit under Great Southern’s multi-employer defined benefit pension plan. The assumptions used for this calculation were the same as those used for the calculation of the present value of accumulated benefit in the table under “Pension Benefits.”  For 2018, the actual change in pension value was $(53,000) for Mr. J. Turner and $(16,000) for Mr. Copeland.  The negative amounts for Messrs. J. Turner and Copeland are reflected as zero in the table per SEC rules. Mr. Bugh is not eligible for this benefit.

(5)

For Messrs. W. Turner, J. Turner, Copeland, and Bugh, the 2019 amounts in the table include the aggregate incremental cost to Bancorp of certain perquisites and other personal benefits provided to them, comprised of the following: for Mr. W. Turner, personal use of company vehicle, the payment of club dues, personal use of company aircraft and use of tickets to various local sporting events; Mr. J. Turner, personal use of company aircraft, the payment of club dues, payments of the costs of executive physicals, and use of tickets to various local sporting events; Mr. Copeland, the payment of club dues and fitness center benefit; and for Mr. Bugh, the payment of club dues and use of tickets to various local sporting events. SEC rules require that each perquisite or other personal benefit provided to a named executive officer that exceeds the greater of $25,000 or 10% of the total amount of perquisites and other personal benefits for that officer be quantified.  The only such perquisites or other personal benefits provided to named executive officers during 2019 that are required to be quantified are the personal use of a company vehicle by Mr. W. Turner ($69,591)and the personal use of company aircraft by Mr. J. Turner ($71,250). For Mr. Baker, the aggregate incremental cost to Bancorp of the perquisites and other personal benefits provided to him during 2019 was less than $10,000; in accordance with the rules of the SEC, the amounts of these perquisites and other personal benefits are not included in the table. For Messrs. W. Turner, J. Turner, Copeland and Bugh, the amounts in the table for 2019 also include, and for Mr. Baker, the amounts in the table for 2019 are comprised of, the following: (a) company matching contributions under our 401(k) plan (Mr. W. Turner - $11,200, Mr. J. Turner - $11,200, Mr. Copeland - $11,200, Mr.  Baker - $11,200 and Mr. Bugh - $11,200); (b) life insurance premiums paid by Great Southern for the benefit of each named executive officer of $231, except for Mr. W. Turner, whose premium was $115; and (c) annual benefit payments under our pension plan to Mr. W. Turner - $125,000.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers during 2019.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise	Grant Date Fair
Name	Grant Date	Thres- hold ($)(1)	Target ($)(1)	Maximum ($)(1)	Thres- hold ($)	Target ($)	Maximum ($)	Shares of Stock or Units (#)	Under- lying Options (#)(2)	Price of Option Awards ($/Sh)	Value of Stock and Option Awards(3)

William V. Turner	n/a	$—	$—	$ —	—	—	—	—	—	—	—
	11/20/19	—	—	—	—	—	—	—	7,000	$60.15	$78,330

Joseph W. Turner	n/a	$—	$—	$ —	—	—	—	—	—	—	—
	11/20/19	—	—	—	—	—	—	—	7,000	$60.15	$78,330

Rex A. Copeland	n/a	$—	$—	$54,338	—	—	—	—	—	—	—
	11/20/19	—	—	—	—	—	—	—	4,200	$60.15	$46,998

Kevin L. Baker	n/a	$—	$—	$50,623	—	—	—	—	—	—	—
	11/20/19	—	—	—	—	—	—	—	3,800	$60.15	$42,522

John M. Bugh	n/a	$—	$—	$50,468	—	—	—	—	—	—	—
	11/20/19	—	—	—	—	—	—	—	3,800	$60.15	$42,522

_________________________
(1)

Under his employment agreement, Mr. J. Turner was entitled to an annual cash bonus for 2019 equal to three-fourths of one percent of the Company’s pre-tax net income. Mr. W. Turner was not entitled to an annual cash bonus pursuant to his employee agreement. Under our 2019 Annual Incentive Bonus Plan, participating officers could earn a cash bonus of up to 15.75% of base annual salary, with a bonus of up to 8.25% of base annual salary based on the achievement of targeted earnings per share and a bonus of up to 7.50% of base annual salary based on individual performance.  See “Compensation Discussion and Analysis-Bonuses.” The actual bonus amounts awarded to the named executive officers for 2019 are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)	Represents a stock option grant under Bancorp’s 2018 Omnibus Incentive Plan that is scheduled to vest in 25% increments beginning November 20, 2021.
(3)

Represents the grant date fair value of the award determined in accordance with ASC Topic 718 using the Black-Scholes option-pricing model. The assumptions used in the Black-Scholes option-pricing model to calculate the grant date fair value of these awards are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

Each of Messrs. W. and J. Turner has an employment agreement with Bancorp. For descriptions of these agreements, see “Employment Agreements.”

Outstanding Equity Awards at December 31, 2019

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2019:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

William V. Turner	6,000	—	—	19.5300	11/16/2021	—	—	—	—
	6,000	—	—	24.8200	11/28/2022	—	—	—	—
	6,000	—	—	29.6400	12/18/2023	—	—	—	—
	6,000	—	—	32.5900	10/15/2024	—	—	—	—
	4,500	1,500(1)	—	50.7100	11/18/2025	—	—	—	—
	3,000	3,000(2)	—	41.3000	10/24/2026	—	—	—	—
	1,500	4,500(3)	—	52.2000	11/15/2027	—	—	—	—
	—	7,000(4)	—	55.0000	11/28/2028	—	—	—	—
	—	7,000(5)	—	60.1500	11/20/2029	—	—	—	—
Total	33,000	23,000

Joseph W. Turner	6,000	—	—	29.6400	12/18/2023	—	—	—	—
	6,000	—	—	32.5900	10/15/2024	—	—	—	—
	4,500	1,500(1)	—	50.7100	11/18/2025	—	—	—	—
	3,000	3,000(2)	—	41.3000	10/24/2026	—	—	—	—
	1,500	4,500(3)	—	52.2000	11/15/2027	—	—	—	—
	—	7,000(4)	—	55.0000	11/28/2028	—	—	—	—
	—	7,000(5)	—	60.1500	11/20/2029	—	—	—	—
Total	21,000	23,000

Rex A. Copeland	4,200	—	—	32.5900	10/15/2024	—	—	—	—
	3,150	1,050(6)	—	50.7100	11/18/2025	—	—	—	—
	2,100	2,100(7)	—	41.3000	10/24/2026	—	—	—	—
	1,050	3,150(8)	—	52.2000	11/15/2027	—	—	—	—
	—	4,200(9)	—	55.0000	11/28/2028	—	—	—	—
	—	4,200(10)	—	60.1500	11/20/2029	—	—	—	—
Total	10,500	14,700

Kevin L. Baker	625	—	—	32.5900	10/15/2024	—	—	—	—
	1,875	625(11)	—	50.7100	11/18/2025	—	—	—	—
	1,250	1,250(12)	—	41.3000	10/24/2026	—	—	—	—
	700	2,100(13)	—	52.2000	11/15/2027	—	—	—	—
	—	3,500(14)	—	55.0000	11/28/2028	—	—	—	—
	—	3,800(15)	—	60.1500	11/20/2029	—	—	—	—
Total	4,450	11,275

John M. Bugh	5,317	—	—	16.8100	09/26/2021	—	—	—	—
	1,500	—	—	24.8200	11/28/2022	—	—	—	—
	1,500	—	—	29.6400	12/18/2023	—	—	—	—
	1,750	—	—	32.5900	10/15/2024	—	—	—	—
	1,313	437(16)	—	50.7100	11/18/2025	—	—	—	—
	1,250	1,250(12)	—	41.3000	10/24/2026	—	—	—	—
	700	2,100(13)	—	52.2000	11/15/2027	—	—	—	—
	—	3,500(14)	—	55.0000	11/28/2028	—	—	—	—
	—	3,800(15)	—	60.1500	11/20/2029	—	—	—	—
Total	13,330	11,087

_______________________

(1)	Vesting schedule is as follows: 1,500 shares on November 18, 2020.
(2)	Vesting schedule is as follows: 1,500 shares on October 24, 2020 and 2021.
(3)	Vesting schedule is as follows: 1,500 shares on November 15, 2020, 2021 and 2022.
(4)	Vesting schedule is as follows: 1,750 shares on November 28, 2020, 2021, 2022 and 2023.
(5)	Vesting schedule is as follows: 1,750 shares on November 20, 2021, 2022, 2023 and 2024.

(6)	Vesting schedule is as follows: 1,050 shares on November 18, 2020.
(7)	Vesting schedule is as follows: 1,050 shares on October 24, 2020 and 2021.
(8)	Vesting schedule is as follows: 1,050 shares on November 15, 2020, 2021 and 2022.
(9)	Vesting schedule is as follows: 1,050 shares on November 28, 2020, 2021, 2022 and 2023.
(10)	Vesting schedule is as follows: 1,050 shares on November 20, 2021, 2022, 2023 and 2024.
(11)	Vesting schedule is as follows: 625 shares on November 18, 2020.
(12)	Vesting schedule is as follows: 625 shares on October 24, 2020 and 2021.
(13)	Vesting schedule is as follows: 700 shares on November 15, 2020, 2021 and 2022.
(14)	Vesting schedule is as follows: 875 shares on November 28, 2020, 2021, 2022 and 2023.
(15)	Vesting schedule is as follows: 950 shares on November 20, 2021, 2022, 2023 and 2024.
(16)	Vesting schedule is as follows: 437 shares on November 18, 2020.

Option Exercises and Stock Vested

The following table sets forth information about stock options exercised during the year ended December 31, 2019, by each named executive officer:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

William V. Turner	—	$ —
Joseph W. Turner	12,000	$ 414,060
Rex A. Copeland	5,250	$ 182,741
Kevin L. Baker	2,500	$ 69,091
John M. Bugh	1,000	$ 39,875

________________

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.

Pension Benefits

Great Southern participates in the Pentegra Financial Institutions Retirement Fund, a multi-employer comprehensive defined benefit pension plan. Effective July 1, 2007, this plan was closed to new participants. Employees already in the plan as of that date generally will continue to accrue benefits. Mr. W. Turner is no longer accruing additional benefits under the plan. A participant becomes fully vested after five years of service or upon attaining age 65 regardless of the number of years of service. The annual benefit for normal retirement (after attaining age 65) is calculated as follows:

[(2% x years of service prior to 7/1/06 x “high-five average salary” through 6/30/06) – (1% x years of service prior to 7/1/06 x “high-five average salary” through 6/30/06)] + (1% x years of service before and after 7/1/06 x “high-five average salary” before and after 7/1/06) = annual benefit

The “high-five average salary” refers to the participant’s average annual salary for the five consecutive years of highest salary. A participant retiring with 30 years of service (15 prior to 07/01/06 and 15 after 07/01/06) and a high-five average salary of $40,000 ($30,000 prior to July 1, 2006) would receive an annual benefit of $16,500 computed as ((2% x 15 x $30,000) – (1% x 15 x $30,000) + (1% x 30 x $40,000)); $9,000 – $4,500 + $12,000 = $16,500.

A participant becomes eligible for early retirement at age 45, in which case the benefit, otherwise payable beginning at age 65, is reduced by applying an early retirement factor based on his or her age when payments begin. The factor is determined by subtracting the following from 100%: 6% for each year between age 60 and 65, 4% for each year between age 55 and 60 and 3% for each year between age 45 and 55. If payments were to begin at age 55, the early retirement factor would be 50%. A participant taking early retirement at age 55 with 18 years of service and a high-five average salary of $90,000 prior to July 1, 2006 and 12 years of service after July 1, 2006 and a high-five average salary of $100,000 ($90,000 before July 1, 2006) receives an annual benefit of $23,100 computed as (((2% x 18 x $90,000) - (1% x 18 x $90,000) + (1% x 30 x $100,000)) x 50%). Each of Messrs. J. Turner, Copeland and Baker are currently eligible for early retirement under the pension plan.

The regular form of retirement benefit (whether normal or early) is guaranteed for the life of the participant, but not less than 120 monthly installments. If a retired participant dies before receiving 120 monthly installments, his or her beneficiary would be entitled to the present value of the unpaid installments in a lump sum (or in installments, at the election of the participant or his or her beneficiary). If a participant dies in active service after having become vested, his or her beneficiary is entitled to a lump sum death benefit equal to the present value of 120 monthly retirement benefit installments which would have been payable had the participant’s retirement benefits commenced on the first day of the month after the month in which he or she died.

The benefit under the pension plan is subject to Internal Revenue Service annual compensation limits (generally $280,000 for 2019 and $285,000 for 2020).

The following table sets forth information regarding benefits payable to the named executive officers under the pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

William V. Turner	Pentegra Retirement Fund	24	$1,102,000	$125,000
Joseph W. Turner	Pentegra Retirement Fund	28	1,229,000	—
Rex A. Copeland	Pentegra Retirement Fund	19	692,000	—
Kevin L. Baker	Pentegra Retirement Fund	14	400,000	—
John M. Bugh	Not eligible under the plan	—	—	—

The information contained in the table above was provided to us by Pentegra Retirement Services. The amounts shown for the present value of accumulated benefit were calculated by Pentegra Retirement Services assuming an age 65 retirement date, a discount rate of 3.22% and the Pri-2012 Mortality table (with Scale MP-2019).

Employment Agreements

On November 4, 2019, Messrs. W. and J. Turner (the “Employees”) entered into amended and restated employment agreements with Bancorp (the “Amended and Restated Employment Agreements”).  The Amended and Restated Employment Agreements amended and restated the prior employment agreements Messrs. W. and J. Turner had with Bancorp in order to revise provisions regarding bonuses and the deferral of certain compensation, ensure compliance with Section 409A of the Internal Revenue Code, clarify provisions regarding confidential information and make certain other changes.

Each Amended and Restated Employment Agreement provides for an initial term ending on September 30, 2024 and provides for an extension of one year, in addition to the then-remaining term, on each October 1st (commencing October 1, 2020), as long as (1) Bancorp has not notified the Employee at least 90 days in advance that the term will not be extended further and (2) the Employee has not received an unsatisfactory performance review by the Board of Directors of Bancorp or Great Southern.  The Amended and Restated Employment Agreements provide for annual base salaries not less than the Employee’s annual base salary in effect on November 4, 2019 ($200,000 in the case of Mr. W. Turner and $380,055 in the case of Mr. J. Turner), subject to reduction only as part of an overall program, implemented prior to a change in control (as defined in the Amended and Restated Employment Agreements), applied uniformly and equitably to all members of senior management. The Amended and Restated Employment Agreements also provide for participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of Bancorp and Great Southern and equitable participation in any performance-based and discretionary bonuses awarded to the executive officers of Bancorp and Great Southern. In addition, Mr. J. Turner is entitled to an annual bonus equal to a specified percentage of Bancorp’s fiscal year pre-tax earnings.  This percentage was increased from 0.75% to 1.00% pursuant to an amendment to Mr. J. Turner’s Amended and Restated Employment Agreement entered into as of March 5, 2020.

Each Amended and Restated Employment Agreement provides that if the Employee’s employment is involuntarily terminated and the Employee has offered to continue to provide the services contemplated by and on the terms provided in his Amended and Restated Employment Agreement and such offer has been declined, then during the remaining term of the agreement the Employee will be entitled to receive (1) on a monthly basis, 1/12th of his annual salary and 1/12th of the average annual amount of cash bonus and cash incentive compensation for the two full fiscal years preceding the date of termination; (2) in the case of Mr. J. Turner’s agreement, continuation of specified health insurance benefits for him and his dependents until their death or the expiration of the remaining term of the agreement (whichever first occurs); (3) in the case of Mr. J. Turner’s agreement, continuation of specified other insurance benefits until his death or the expiration of the remaining term of the agreement (whichever first occurs); and (4) if the involuntary termination occurs within the 12 months preceding, at the time of, or within 24 months after a change in control of Bancorp, an amount in cash equal to 299% of the Employee’s “base amount” (as defined in Section 280G of the Internal Revenue Code).

The term “involuntary termination” is defined as termination of the Employee’s employment by Bancorp or Great Southern (other than for cause, or due to death, permanent disability, retirement or a prohibition by law from participating in the conduct of the affairs of a depository institution) without the Employee’s consent or by the Employee following a material reduction of or interference with his duties, responsibilities or benefits without his consent. Each Amended and Restated Employment Agreement provides that if the payments and benefits provided to the Employee pursuant to the agreement, either alone or together with other payments and benefits the Employee has the right to receive from Bancorp and its subsidiaries, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, then the Employee will be paid an additional amount that will offset the effect of any resulting excise tax imposed under Section 4999 of the Internal Revenue Code as well as any other taxes imposed as a result of this offsetting payment.

Each Amended and Restated Employment Agreement also provides that if the Employee dies while employed under the Employment Agreement, his estate or designated beneficiary will receive (1) the salary the Employee would have earned if he had remained employed through the 180th day after the date of his death; (2) the amounts of any benefits or awards which were earned with respect to the fiscal year in which the Employee died and the amount of any bonus or incentive compensation for that fiscal year, pro-rated in accordance with the portion of the fiscal year elapsed prior to his death; and (3) any unpaid deferred amounts described in the next paragraph.

Each Amended and Restated Employment Agreement provides that to the extent the Employee’s total compensation for any taxable year ending on or before December 31, 2019 exceeds the greater of $1,000,000 or the maximum amount of compensation deductible by the Company under Section 162(m) of the Internal Revenue Code (the greater of these two amounts referred to below as the “maximum allowable amount”), the excess amount must be deferred, with interest (at an annual rate equal to the federal short-term rate under Section 1274(d)(1) of the Internal Revenue Code, determined as of the last day of the calendar year in which the Employee’s compensation is first not deductible under Section 162(m) of the Internal Revenue Code) compounded annually, as provided in the agreement.

Potential Payments Upon Termination of Employment

Messrs. W. and J. Turner. The following tables summarize the approximate value of the termination payments and benefits that Messrs. W. and J. Turner would have received if their employment had been terminated on December 31, 2019 under the circumstances shown.  The tables also exclude (i) amounts accrued through December 31, 2019 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under Great Southern’s 401(k) plan and (iii) vested account balances under our defined benefit pension plan, as described under “Pension Benefits.”

William V. Turner

Termination Scenario	Salary and Bonus Continuation ($)	Continuation of Health and Other Insurance Benefits ($)	Life Insurance Benefit ($)	Accelerated Vesting of Stock Options ($)	Payment of 299% of “Base Amount” ($)	Tax Gross Up Payment ($)

If termination for cause occurs	$ —	$ —	$ —	$ —	$ —	$ —

If voluntary termination (not constituting “involuntary termination” under Employment Agreement) occurs	$ —	$ —	$ —	$ —	$ —	$ —

If “involuntary termination” under Employment Agreement (not within 12 months prior to, at the time of or within 24 months after change in control) occurs	$950,019(1)	$ —	$ —	$ —	$ —	$ —

If “involuntary termination” under Employment Agreement occurs within 12 months prior to, at the time of or within 24 months after a change in control	$950,019(1)	$ —	$ —	$215,445(2)	$956,268(3)	$931,778(4)

If termination occurs as a result of death	$100,000(5)	$ —	$ 87,500(6)	$215,445(2)	$ —	$ —

If termination occurs due to disability	$ —	$ —	$ —	$215,445(2)	$ —	$ —

________________

(1)

Represents the total salary and bonus continuation payments payable monthly to Mr. W. Turner under his employment agreement, as described under “Employment Agreements,” for the remaining term of the agreement (i.e., through September 30, 2024, assuming Mr. W. Turner’s employment were “involuntarily terminated” (as defined under “Employment Agreements”) on December 31, 2019). The monthly payment amount would be $16,667.

(2)

Represents the value of acceleration of unvested stock options, based on the closing price of Bancorp’s common stock on December 31, 2019 ($63.32) and the exercise prices of the options. All unvested options vest upon a change in control, regardless of whether Mr. W. Turner’s employment is “involuntarily terminated.”  All unvested options also vest in the event Mr. W. Turner’s employment is terminated due to death or disability.

(3)

Represents the lump sum amount payable to Mr. W. Turner under his employment agreement in the event his employment is “involuntarily terminated” within the 12 months preceding, at the time of or within 24 months after a change in control of Bancorp, as described under “Employment Agreements.”

(4)	Represents tax gross up payment payable to Mr. W. Turner under his employment agreement.
(5)

Represents the amount of Mr. W. Turner’s salary that he would have earned had he remained employed by Bancorp through the 180th day after the date of death, payable to Mr. W. Turner’s estate or designated beneficiary in accordance with his employment agreement.

(6)	Represents the death benefit payable under the supplemental life insurance policy maintained for Mr. W. Turner and other officers.

Joseph W. Turner

Termination Scenario	Salary and Bonus Continuation ($)	Continuation of Health and Other Insurance Benefits ($)	Life Insurance Benefit ($)	Accelerated Vesting of Stock Options ($)	Payment of 299% of “Base Amount” ($)	Tax Gross Up Payment ($)

If termination for cause occurs	$ —	$ —	$ —	$ —	$ —	$ —

If voluntary termination (not constituting “involuntary termination” under Employment Agreement) occurs	$ —	$ —	$ —	$ —	$ —	$ —

If “involuntary termination” under Employment Agreement (not within 12 months prior to, at the time of or within 24 months after change in control) occurs	$4,505,312(1)	$ 47,993(2)	$ —	$ —	$ —	$ —

If “involuntary termination” under Employment Agreement occurs within 12 months prior to, at the time of or within 24 months after a change in control	$4,505,312(1)	$ 47,993(2)	$ —	$215,445(3)	$2,802,643(4)	$3,673,420(5)

If termination occurs as a result of death	$ 190,027(6)	$ —	$235,000(7)	$215,445(3)	$ —	$ —

If termination occurs due to disability	$ —	$ —	$ —	$215,445(3)	$ —	$ —

________________

(1)

Represents the total salary and bonus continuation payments payable monthly to Mr. J. Turner under his employment agreement, as described under “Employment Agreements,” for the remaining term of the agreement (i.e., through September 30, 2024, assuming Mr. J. Turner’s employment were “involuntarily terminated” (as defined under “Employment Agreements”) on December 31, 2019). The monthly payment amount would be $79,041.

(2)

Represents the approximate cost to Bancorp of providing the health and other insurance benefits described under “Employment Agreements,” to which Mr. J. Turner would be entitled for the remaining term of his employment agreement (i.e., through September 30, 2024, assuming Mr. J. Turner’s employment were terminated on December 31, 2019). Amount shown represents the aggregate share of the premium payments to be made by Bancorp, based on the monthly premium rates in effect on December 31, 2019.

(3)

Represents the value of acceleration of unvested stock options, based on the closing price of Bancorp’s common stock on December 31, 2019 ($63.32) and the exercise prices of the options. All unvested options vest upon a change in control, regardless of whether Mr. J. Turner’s employment is “involuntarily terminated.”  All unvested options also vest in the event Mr. J. Turner’s employment is terminated due to death or disability.

(4)

Represents the lump sum amount payable to Mr. J. Turner under his employment agreement in the event his employment is “involuntarily terminated” within the 12 months preceding, at the time of or within 24 months after a change in control of Bancorp, as described under “Employment Agreements.”

(5)	Represents tax gross up payment payable to Mr. J. Turner under his employment agreement.
(6)

Represents the amount of Mr. J. Turner’s salary that he would have earned had he remained employed by Bancorp through the 180th day after the date of death, payable to Mr. J. Turner’s estate or designated beneficiary in accordance with his employment agreement.

(7)

Represents the aggregate death benefits payable under the supplemental life insurance coverage maintained for Mr. J. Turner and other officers ($175,000) and the term life insurance coverage maintained for all employees generally ($60,000).

Messrs. Copeland, Baker and Bugh. None of Messrs. Copeland, Baker or Bugh has an employment or severance agreement with Bancorp or any of its subsidiaries. Each of Messrs. Copeland, Baker and Bugh held unvested stock options as of December 31, 2019, the vesting of which accelerates upon a change in control of Bancorp or upon a termination of employment due to death or disability. If a change in control of Bancorp had occurred on December 31, 2019, or if their employment had terminated on that date due to death or disability, the values that would have been realized with respect to the unvested options held by Messrs. Copeland, Baker and Bugh as a result of the accelerated vesting of such options (based on the closing price of Bancorp’s common stock on December 31, 2019 ($63.32) and the exercise prices of the options) are $142,769, $99,924 and $97,554, respectively.  Great Southern maintains supplemental life insurance for Messrs. Copeland, Baker and Bugh, along with other officers. If Messrs. Copeland, Baker and Bugh were to have died on December 31, 2019, the death benefit payable for each officer under the supplemental life insurance coverage would have been $175,000. This is in addition to the term life insurance benefit generally available to all employees (which would have provided a death benefit of $60,000 for each of Messrs. Copeland, Baker and Bugh).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of Bancorp’s Board of Directors:

Thomas J. Carlson Kevin R. Ausburn Larry D. Frazier Debra M. Shantz Hart Douglas M. Pitt Earl A. Steinert, Jr.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of Bancorp or any of Bancorp’s subsidiaries. None of our executive officers has served on the board of directors or the compensation committee of any other entity that had an executive officer serving on Bancorp’s Board of Directors or on the Compensation Committee of Bancorp’s Board of Directors.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the SEC’s implementing rules, we are providing the following information about the relationship of the compensation of our President and CEO, Joseph W. Turner, to the compensation of our median employee.  The pay ratio set forth below is a reasonable estimate determined in a manner consistent with the SEC’s rules.

For 2019, our last completed fiscal year:

•the annual total compensation of our median employee was $30,117;

•the annual total compensation of our President and CEO was $1,577,521; and

•the ratio of the annual total compensation of our President and CEO to the annual total compensation of our median employee was 52 to 1.

To identify our median employee, as well as to determine the annual total compensation of our median employee and our President and CEO, we took the following steps:

•To identify the “median employee,” we compared the amount of total cash earnings (base salary, bonus, paid time off and any other cash payments) during the year ended December 31, 2019 for each employee (other than our President and CEO) included in our payroll records as of December 31, 2019.  Earnings were annualized for those employees who were not employed for the full year.  Because there was an even number of employees in the population, we designated the employee with the lower level of compensation between the two middlemost employees as the median employee.

•Once we identified our median employee, we combined all of the applicable elements of such employee’s compensation for 2019 in accordance with the SEC’s rules for reporting compensation in the Summary Compensation Table, and used the amount that would be reportable in the “Total” column of that table as such employee’s annual total compensation.

•With respect to the annual total compensation of our President and CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this proxy statement.

PROPOSAL II.  ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are required, like most other publicly held companies, to include a non-binding vote to approve the compensation of our executives in our proxy statement pursuant to the Dodd-Frank Act and the SEC’s implementing rules, commonly known as a “say on pay” vote. The Dodd-Frank Act requires that we include a say on pay vote in our annual meeting proxy statement at least once every three years, and that at least once every six years we hold a non-binding, advisory vote on the frequency of future say on pay votes (commonly referred to as a “say on pay frequency vote”), with stockholders having the choice of every year, every two years or every three years. We last held a say on pay frequency vote at our 2018 annual meeting of stockholders, and the most votes were received for a frequency of every year.  Our Board of Directors determined, in light of those results, that we will include a say on pay vote in our annual meeting proxy materials every year until the next required say on pay frequency vote is held (in 2024).

The say on pay proposal at the Annual Meeting gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in this proxy statement.  The proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on Bancorp’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  Nor will it affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.  The Board of Directors believes that our compensation policies and procedures achieve this objective, and therefore recommends that stockholders vote FOR this proposal.

PROPOSAL III. RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Bancorp’s Board of Directors has engaged the independent registered public accounting firm of BKD, LLP to audit Bancorp’s financial statements for the 2020 fiscal year, subject to the ratification of the appointment by Bancorp’s stockholders at the Annual Meeting. Representatives of BKD, LLP are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

During the fiscal years ended December 31, 2019 and 2018, BKD, LLP provided various audit, audit related and non-audit services to Bancorp. Set forth below are the aggregate fees billed for these services:

(a)

Audit Fees: Aggregate fees billed for professional services rendered for the audits of Bancorp’s annual financial statements and internal control over financial reporting and reviews of financial statements included in Bancorp’s Quarterly Reports on Form 10-Q: $369,035 – 2019; $364,520 – 2018.

(b)

Audit Related Fees: Aggregate fees billed for professional services rendered related to audits, including procedures related to the adoption of new accounting standards (2019) and required procedures for providing consent related to filing of Form S-8 (2018): $85,395 – 2019; $27,435 – 2018.

(c)	Tax Fees: Aggregate fees billed for professional services rendered related to tax compliance, tax advice and tax consultations: $0 – 2019; $0 – 2018.
(d)	All other fees: Aggregate fees billed for all other professional services, including regulatory compliance work and 401(k) plan administration: $216,355 – 2019; $197,685 – 2018.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by BKD, LLP and the estimated fees for these services.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS BANCORP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

PRINCIPAL STOCKHOLDERS AND STOCK HOLDINGS OF MANAGEMENT

The following table sets forth certain information, as of the Record Date, as to those persons believed by management to be beneficial owners of more than five percent of the outstanding shares of Common Stock. Persons, legal or natural, and groups beneficially owning in excess of five percent of the Common Stock are required to file certain reports regarding their ownership with Bancorp and with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Where appropriate, historical information set forth below is based on the most recent filing on behalf of the person with Bancorp. Other than those persons listed below, management is not aware of any person or group that beneficially owns more than five percent of the Common Stock as of the Record Date. Each beneficial owner listed has sole voting and dispositive power with respect to the shares of Common Stock reported, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Joseph W. Turner c/o Great Southern Bancorp, Inc. 1451 E. Battlefield Springfield, MO 65804	1,842,410(2)	12.92%

Julie Turner Brown c/o Great Southern Bancorp, Inc. 1451 E. Battlefield Springfield, MO 65804	1,703,808(3)	11.96

Earl A. Steinert, Jr. c/o Great Southern Bancorp, Inc. 1451 E. Battlefield Springfield, MO 65804	940,096(4)	6.60

BlackRock, Inc. 55 East 52nd Street New York, NY 10005	879,596(5)	6.18

Dimensional Fund Advisors, L.P. Building One 6300 Bee Cave Road Austin, TX 78746	792,120(6)	5.56

_______________

(1)

Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities. Under Rule 13d-3 under the Exchange Act, share amounts shown for Bancorp’s officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days after that date.

(2)

Includes 102,122 shares held jointly with Mr. J. Turner’s spouse, with whom Mr. J. Turner shares voting and dispositive power as to such shares, 2,478 shares held by Mr. J. Turner’s spouse, 21,000 shares which may be acquired through option exercises, 8,700 shares held in trust accounts for Mr. J. Turner’s children, 93,050 shares held by the Turner Family Foundation, a charitable foundation of which Mr. J. Turner, Ms. Julie Turner Brown, a director of Bancorp, Mr. W. Turner, Bancorp’s Chairman, and Mr. W. Turner’s spouse are directors, and 1,566,024 shares held by the Turner Family Limited Partnership, of which Mr. J. Turner and Ms. Brown are the general partners; Mr. J. Turner, Ms. Brown, Mr. W. Turner and Mr. W. Turner’s spouse share voting and dispositive powers over the 93,050 shares held by the Turner Family Foundation and Mr. J. Turner and Ms. Brown share voting and dispositive powers over the 1,566,024 shares held by the Turner Family Limited Partnership.  Also reflects units held by Mr. J. Turner in the Company Common Stock fund under Great Southern’s 401(k) plan, which were equivalent to approximately 13,776 shares of Common Stock.

(3)

Includes 31,780 shares held jointly with Ms. Brown’s spouse, with whom Ms. Brown shares voting and dispositive power as to such shares, 5,250 shares which may be acquired through option exercises, 6,588 shares held in a trust account for Ms. Brown’s children, 93,050 shares held by the Turner Family Foundation, a charitable foundation of which Ms. Brown, Mr. J. Turner, Mr. W. Turner and Mr. W. Turner’s spouse are directors, and 1,566,024 shares held by the Turner Family Limited Partnership, of which Ms. Brown and Mr. J. Turner are the general partners; Ms. Brown and Mr. J. Turner share voting and dispositive powers over the 1,566,024 shares held by the Turner Family Limited Partnership and Ms. Brown, Mr. J. Turner, Mr. W. Turner and Mr. W. Turner’s spouse share voting and dispositive powers over the 93,050 shares held by the Turner Family Foundation.

(4)	Includes 500 shares which may be acquired through option exercises. Mr. Steinert has sole voting and dispositive power as to all 940,096 shares listed in the table.
(5)

As reported in an amended Schedule 13G filed with the SEC on February 4, 2020 by BlackRock, Inc. (“BlackRock”).  With respect to the shares listed in the table, BlackRock reported having sole voting power as to 854,431 shares and sole dispositive power as to 879,596 shares.

(6)

As reported in an amended Schedule 13G filed with the SEC on February 12, 2020 by Dimensional Fund Advisors, LP (“Dimensional”).  With respect to the shares listed in the table, Dimensional reported having sole voting power as to 742,709 shares and sole dispositive power as to 792,120 shares.

Stock Ownership of Management

The following table sets forth information, as of the Record Date, as to the shares of Common Stock beneficially owned by the directors and nominees named under “Proposal I. Election of Directors” above, the named executive officers, and all directors and executive officers as a group. Each beneficial owner listed has sole voting and dispositive power with respect to the shares of Common Stock reported, except as otherwise indicated.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
William V. Turner	378,671(2)	2.65%
Earl A. Steinert, Jr.	940,096(3)	6.60
Joseph W. Turner	1,842,410(4)	12.92
Larry D. Frazier	93,300(5)	0.66
Julie Turner Brown	1,703,808(6)	11.96
Thomas J. Carlson	20,554(7)	0.14
Douglas M. Pitt	9,721(8)	0.07
Kevin R. Ausburn	3,300(9)	0.02
Debra M. Shantz Hart	4,700(9)	0.03
Rex A. Copeland	33,819(10)	0.24
Kevin L. Baker	11,080(11)	0.08
John M. Bugh	17,138(12)	0.12
Directors and Executive Officers as a Group (14 persons)	3,312,937(13)	23.10

_______________

(1)

Amounts include shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or dispositive powers. Under Rule 13d-3 of the Exchange Act, share amounts shown for Bancorp’s officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days after that date. Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.

(2)

Includes 69,847 shares held by Mr. W. Turner’s spouse, 33,000 shares which may be acquired through option exercises and 93,050 shares held by the Turner Family Foundation, a charitable foundation of which Mr. W. Turner, Mr. W. Turner’s spouse, Mr. J. Turner and Ms. J. Brown are directors; Mr. W. Turner, Mr. W. Turner’s spouse, Mr. J. Turner and Ms. Brown share voting and dispositive powers over the 93,050 shares held by the Turner Family Foundation. Also reflects units held by Mr. W. Turner in the Company Common Stock fund under Great Southern’s 401(k) plan, which were equivalent to approximately 10,121 shares of Common Stock. Not included in the shares beneficially owned by Mr. W. Turner are the 1,566,024 shares held by the Turner Family Limited Partnership. On September 30, 2004, in a transaction undertaken for estate planning purposes, each of Mr. W. Turner and his spouse transferred all of their respective general partnership units in the partnership to Mr. J. Turner and Ms. Brown in exchange for a portion of the limited partnership units held by Mr. J. Turner and Ms. Brown. Although, as a result of the exchange, Mr. J. Turner and Ms. Brown replaced Mr. W. Turner and his spouse as general partners, each family member’s share of the partnership’s capital account and profits did not substantially change and their economic interest in the shares of the Common Stock held by the partnership were not significantly affected by the exchange.

(3)	For a discussion of Mr. Steinert’s ownership, see footnote 4 to the immediately preceding table.
(4)	For a discussion of Mr. J. Turner’s ownership, see footnote 2 to the immediately preceding table.
(5)

Includes 91,800 shares held jointly with Mr. Frazier’s spouse, with whom Mr. Frazier shares voting and dispositive power as to such shares. Also includes 1,500 shares which may be acquired through option exercises.

(6)	For a discussion of Ms. Brown’s ownership, see footnote 3 to the immediately preceding table.
(7)	Includes 13,954 shares held by Mr. Carlson’s spouse. Also includes 6,500 shares which may be acquired through option exercises.
(8)	Includes 1,000 shares which may be acquired through option exercises.
(9)	Includes 3,000 shares which may be acquired through option exercises.
(10)

Includes 10,500 shares which may be acquired through option exercises. Also reflects units held by Mr. Copeland in the Company Common Stock fund under Great Southern’s 401(k) plan, which were equivalent to approximately 1 share of Common Stock.

(11)

Includes 4,450 shares which may be acquired through option exercises. Also reflects units held by Mr. Baker in the Company Common Stock fund under Great Southern’s 401(k) plan, which were equivalent to approximately 6,618 shares of Common Stock.

(12)

Includes 13,330 shares which may be acquired through option exercises. Also reflects units held by Mr. Bugh in the Company Common Stock fund under Great Southern’s 401(k) plan, which were equivalent to approximately 2,018 shares of Common Stock.

(13)

Includes an aggregate of 104,355 shares which may be acquired through option exercises by all directors and executive officers as a group. Also reflects units held by members of that group in the Company Common Stock fund under Great Southern’s 401(k) plan, which were equivalent to an aggregate of approximately 32,993 shares of Common Stock.

STOCKHOLDER PROPOSALS – 2021 ANNUAL MEETING

In order to be eligible for inclusion in Bancorp’s proxy materials for its next annual meeting of stockholders, any stockholder proposal for that meeting must be received by the Secretary of Bancorp at the executive office of Bancorp, located at 1451 E. Battlefield, Springfield, Missouri 65804, by November 27, 2020.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

In addition to the deadline and other requirements referred to above for submitting a stockholder proposal to be included in Bancorp’s proxy materials for its next annual meeting of stockholders, Bancorp’s bylaws require a separate notification to be made in order for a stockholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in Bancorp’s proxy materials for the meeting.  In order to be eligible for presentation at Bancorp’s next annual meeting of stockholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of Bancorp’s bylaws must be received by the Secretary of Bancorp not earlier than the close of business on January 6, 2021 and not later than the close of business on February 5, 2021.  If, however, the date of the next annual meeting is before April 16, 2021 or after July 5, 2021, the notice of the stockholder proposal must instead be received by Bancorp’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or the day on which public announcement of the date of the next annual meeting is first made by Bancorp.

OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the proposals discussed in this proxy statement. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the holders of the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

The cost of solicitation of proxies will be borne by Bancorp. Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers and other employees of Bancorp and/or Great Southern may solicit proxies personally or by telephone without additional compensation.

A COPY OF BANCORP’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2019, AS FILED WITH THE SEC, MAY BE OBTAINED FROM THE SEC’S WEBSITE, AT WWW.SEC.GOV, OR FROM GREAT SOUTHERN’S WEBSITE, AT WWW.GREATSOUTHERN BANK.COM.

By Order of the Board of Directors

William V. Turner Chairman of the Board

Springfield, Missouri
March 27, 2020

GREAT SOUTHERN BANCORP, INC.

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 pm, (Eastern Time), on May 5, 2020.

Online
Go to **www.envisionreports.com/GSBC** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1; and FOR Proposals 2 and 3.

	For	Withhold		For	Withhold		For	Withhold
01 - Kevin R. Ausburn	☐	☐	02 - Larry D. Frazier	☐	☐	03 - Douglas M. Pitt	☐	☐

	For	Against	Abstain
2. The advisory (non-binding) vote on executive compensation.	☐	☐	☐
3. The ratification of the appointment of BKD, LLP as Great Southern Bancorp, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Great Southern Bancorp, Inc. Annual Meeting of Stockholders

May 6, 2020, 10:00 am CT
Virtually over the internet at: www.meetingcenter.io/282003853
The password for this meeting is GSBC2020

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.envisionreports.com/GSBC

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Great Southern Bancorp, Inc.

Notice of Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 6, 2020

The undersigned hereby revokes all proxies previously given with respect to all shares of common stock, $.01 par value, of Great Southern Bancorp, Inc. ("Bancorp") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Bancorp (the "Annual Meeting"), to be held virtually over the internet at: www.meetingcenter.io/282003853, password for this meeting GSBC2020, on May 6, 2020, at 10:00 a.m., local time, and appoints the official proxy committee of Bancorp, consisting of Julie Turner Brown, Thomas J. Carlson, Debra Mallonee (Shantz) Hart, Earl A. Steinert, Jr., Joseph W. Turner and William V. Turner, each with the power of substitution, to act as attorneys-in-fact for the undersigned for the purpose of voting such stock at the Annual Meeting, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present, as directed herein.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named in Proposal 1, and FOR Proposals 2 and 3. If any other business is presented at the Annual Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

This proxy may be revoked in the manner described in Bancorp's Proxy Statement for the Annual Meeting. The undersigned acknowledges receipt from Bancorp, prior to the execution of the Proxy, of the Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2019.

Please complete, date, sign, and mail this proxy card in the enclosed postage-paid envelope or vote by telephone or the Internet.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.